EXHIBIT D-2


                     PENNSYLVANIA PUBLIC UTILITY COMMISSION
                                  P.O. BOX 3265
                            HARRISBURG, PA 17105-3265





                                          June 21, 1999


John F. Povilaitis, Esquire
Ryan, Russell, Ogden & Seltzer, LLP
800 North Third Street, Suite 101
Harrisburg, PA  17102-2025

      Re:   Application of Metropolitan Edison Company for
            Approval of its Restructuring Plan Under
            Section 2806 of the Public Utility Code
            Docket No. R-00974008

            Application of Pennsylvania Electric Company for
            Approval of its Restructuring Plan Under
            Section 2806 of the Public Utility Code
            Docket No. R-00974009

Dear Mr. Povilaitis:

      By letter dated May 11, 1999, Pennsylvania Electric Company (Penelec) requests the issuance of a certificate of public convenience under Section 1102(a) of the Public Utility Code with regard to the transfer of its 20% ownership interest in the Seneca Pumped Storage Generating Station (Seneca). Noting that Penelec entered into Purchase and Sale Agreement ("PSA") on October 30, 1998 to sell its interest in Seneca to FE Acquisition Corp. (FEAC), the May 11, 1999 letter seeks the issuance of the necessary certificate to Cleveland Electric Illuminating Company (CEI), to whom FEAC has assigned all of its rights, obligations and interests under the PSA. According to Penelec, the issuance of this certificate would evidence the Commission's prior regulatory approval for the transfer of generation assets and liabilities to third parties. In particular, the May 11, 1999 letter references the Commission's Order entered on October 20, 1998 at the above-captioned docket as expressly authorizing and approving this transfer and sale.

      We note that comments in response to the May 11, 1999 letter requesting the issuance of this certificate have been filed by interested parties. Nevertheless, the comments do not suggest that the issuance of the certificate would go beyond the prior



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authorizations  contained in the  Commission's  October 20, 1998 Order expressly approving "all aspects of the Companies' transfer of their generation assets and liabilities, along with the granting of the approvals, licenses and certificates of public convenience required under the Public Utility Code regarding the transfer or assignment of the Companies' generating assets and liabilities . . .
 . including but not limited to approvals under Chapters 5, 11, 19, 21 and 28 of Public Utility Code." October 20, 1998 Order at page 23, Ordering Paragraph 3.

      Therefore, pursuant to Section 1102(a)(3) of the Public Utility Code and consistent with the prior authorization contained in the Commission's October 20, 1998 Order, enclosed please find a certificate of public convenience authorizing the transfer of Penelec's 20% ownership interest in the Seneca Pumped Storage Generating Station to Cleveland Electric Illuminating Company.

                                          Very truly yours,


                                          /s/ James J. McNulty
                                          --------------------
                                          James J. McNulty
                                          Secretary


cc:   All Parties of Record w/o enclosure
      Karen Oill Moury, Deputy Chief Counsel




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



                                  PENNSYLVANIA
                            PUBLIC UTILITY COMMISSION


               IN THE MATTER OF THE APPLICATION OF: R-00974009


      Application of Pennsylvania Electric Company for approval of the transfer and sale of its 20% interest in the Seneca Pumped Storage Generating Station to Cleveland Electric Illuminating Company.

      The Pennsylvania Public Utility Commission hereby certifies that after an investigation and/or hearing, it has, by its report and order made and entered, found and determined that the granting of the application is necessary or proper for service, accommodation, convenience and safety of the public and hereby issues to the applicant this CERTIFICATE OF PUBLIC CONVENIENCE evidencing the Commission's approval.

      In Witness Whereof, the PENNSYLVANIA PUBLIC UTILITY COMMISSION has caused these presents to be signed and sealed, and duly attested by its Secretary at its office in the city of Harrisburg this 21st day of June 1999.





(seal)





                                          /s/ James J. McNulty
                                          --------------------
                                          Secretary



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